EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333‑48871) on Form S‑8 of Revlon, Inc. of our report dated September 30, 2022, with respect to the financial statements and Supplemental Schedule H, line 4i – Schedule of Assets (Held at End of Year) of the Revlon Employees’ Savings, Investment and Profit Sharing Plan.

/s/ KPMG LLP
New York, New York
September 30, 2022